Exhibit 1.2
(TRANSLATION)
REGULATIONS OF THE BOARD OF DIRECTORS
OF
MAKITA CORPORATION
(Kabushiki Kaisha Makita)
Article 1. (Purpose)
     All matters concerning the Board of Directors shall, except as provided for by laws and regulations or by the Articles of Incorporation, be in accordance with the provisions of these Regulations.
Article 2. (Constitution)
     The Board of Directors shall consist of all Directors.
     Statutory Auditors shall attend meetings of the Board of Directors and express their opinions thereat.
Article 3. (Kinds of meetings)
(1)	Meetings of the Board of Directors shall consist of ordinary meetings and extraordinary meetings.

(2)	An ordinary meeting shall be convened once a month, and an extraordinary meeting shall be convened whenever necessary.
Article 4. (Person authorized to convene meetings and chairman)
(1)	The Chairman and Director shall, unless otherwise provided by laws and regulations, convene meetings of the Board of Directors and shall act as chairman at such meetings.

(2)	When the office of the Chairman and Director is vacant or the Chairman and Director is unable to act, the President and Director shall act as chairman. When the offices of both the Chairman and Director and the President and Director are vacant or they are both unable to act, one of the other Directors shall act as chairman in accordance with the order predetermined by a resolution of the Board of Directors.
Article 5. (Convocation notice)
     Unless the date of a meeting is fixed in advance by the Board of Directors, notice of a meeting of the Board of Directors shall be given to each Director and Statutory Auditor at least three (3) days prior to the date set for such meeting; provided, however, that with the consent of all Directors and Statutory Auditors, a meeting of the Board of Directors may be held without the procedure required for the convocation of such meeting.
Article 6. (Resolutions)
(1)	Resolutions at a meeting of the Board of Directors shall be adopted by an affirmative vote of a majority of the Directors present which Directors present shall constitute a majority of all Directors then in office who are entitled to vote on the relevant resolutions.

(2)	Notwithstanding the immediately preceding paragraph, the Company shall deem that proposals to be resolved are adopted by a resolution of the Board of Directors when the requirements provided for in Article 370 of the Company Law are met.

Article 7. (Matters requiring resolutions)
     The following matters shall be resolved by the Board of Directors:
(1)	Convocation of general meetings of shareholders and determination of matters to be resolved thereat;

(2)	Election and removal of Representative Directors and Directors with special titles;

(3)	Election and removal of the Chief Executive Officer (CEO) and the Chief Financial Officer (CFO);

(4)	Determination of the businesses of which each Director be in charge;

(5)	Approval of competitive transactions by any Director;

(6)	Approval of transactions between the Company and any Director and transactions in which the interests of the Company and any Director conflict;

(7)	Issuance of new shares;

(8)	Splitting of shares and amendment to the Articles of Incorporation for change of the authorized capital corresponding to the proportion of such splitting;

(9)	Acquisition of the Company’s own shares;

(10)	Acquisition of the Company’s own shares held by its subsidiaries;

(11)	Disposal of the Company’s own shares;

(12)	Cancellation of the Company’s own shares;

(13)	Reduction of the number of shares constituting one unit of shares or abolition of the unit share system, and amendment to the Articles of Incorporation related thereto;

(14)	Election of the Transfer Agent;

(15)	Approval of non-consolidated financial statements, business reports, supporting schedules and consolidated financial statements;

(16)	Payment of interim dividends;
(17)	Issuance of bonds or debentures;

(18)	Issuance of bonds or debentures with stock acquisition rights;

(19)	Disposition (including creation of security rights thereon, lending, donation and waiver of rights) and acquisition of material assets;

(20)	Borrowing of money and guarantee of an obligation in a substantial amount;

(21)	Appointment and removal of corporate officers;

(22)	Appointment and removal of senior employees;

(23)	Establishment, reorganization or discontinuation of important organizational units;

(24)	Appointment and removal of advisors or counselors;

(25)	Establishment, change or abolishment of important rules and regulations;

(26)	Determination and alteration of a budget;

(27)	Decisions and alterations on management policies and decisions on fundamental business plans;

(28)	Conclusion and termination of important agreements;

(29)	Approval of institution of important legal proceedings, conciliation and settlement of such proceedings;

(30)	Conclusion and novation of labor contracts;

(31)	Decisions on fundamental matters concerning working conditions and wages for employees;

(32)	Decisions on establishment or a capital increase of, loans to, and other fundamental matters with respect to subsidiaries and affiliated companies; and

(33)	Other matters to be resolved by the Board of Directors under laws and regulations, and important matters related to the execution of the business of the Company.

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Article 8. (Matters to be reported)
(1)	The Representative Directors shall report at an ordinary meeting of the Board of Directors to be held every month the status of execution of business affairs.

(2)	A Director who engages or transacts the business stated in item (5) or (6) of Article 7 shall report at a meeting of the Board of Directors important facts concerning such business or transaction without delay.

(3)	A Director shall report at a meeting of the Board of Directors on the status on monitoring (i) important managerial matters (business objectives, business plans, budgets, financial condition, results of business activities, important marketing policies and important agreements or negotiations), and (ii) matters which may relate to irregularities or illegalities (important legal proceedings, investigations by supervisory authorities, embezzlement, any plundering or abuse of corporate property, any breach of rules pertaining to insider dealings, political contributions and illegal expenditure, etc.).
Article 9. (Attendance of persons other than Directors and Statutory Auditors)
     Whenever necessary, the Board of Directors may ask a corporate officer, advisor, counselor or other person to attend a meeting of the Board of Directors to hear his or her opinion.
Article 10. (Minutes)
     The substance of proceedings at each meeting of the Board of Directors and the results thereof, as well as other matters provided for by laws and ordinances shall be recorded in the minutes of the meeting, which shall bear the names and seals of the chairman of the meeting, Directors and Statutory Auditors present, and shall be kept at the head office of the Company for ten (10) years.
Supplementary Provision
     These Regulations shall become effective as of June 25, 2009.

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June 25, 2009
Application Standards
     The following standards shall be established for the application of Article 7 (Matters requiring resolutions) of the Regulations of the Board of Directors:
(19)	Disposition (including creation of security rights thereon, lending, donation and waiver of rights) and acquisition of material assets:
1.	Acquisition, sale or retirement of fixed assets or intangible fixed assets in the amount of 100 million yen or more (at book value);

2.	Cross shareholding, capital participation, lending and other investment and loan in the amount of 100 million yen or more;

3.	Licensing of industrial property right in the amount of 100 million yen or more a year;

4.	Lease of assets in the amount of 100 million yen or more (at book value);

5.	Payment of rent (other than lease) in the amount of 100 million yen or more a year;

6.	Creation of security rights on assets in the amount of 100 million yen or more (at book value or market value, whichever is higher);

7.	Donation in the amount of 10 million yen or more; and

8.	Waiver of rights in the amount of 10 million yen or more.
(20)	Borrowing of money and guarantee of an obligation in a substantial amount:
1.	Borrowing of money and discounting of bill in the amount of 100 million yen or more;

2.	Guarantee of an obligation in the amount of 10 million yen or more; and

3.	Lease contract in the amount of 100 million yen or more (aggregate amount throughout the term of lease).
(22)	Appointment and removal of senior employees:
1.	Positions equivalent to or more senior than the manager of a department, research institute or branch office.
(23)	Establishment, reorganization or discontinuation of important organizational units:
1.	Plant, branch office, research institute or project.
(32)	Decisions on establishment or a capital increase of, loans to, and other fundamental matters with respect to subsidiaries and affiliated companies:
1.	Establishment or a capital increase of subsidiaries and affiliated companies;

2.	Loans to or borrowing of money in the amount of 100 million yen or more;
3.	Guarantees of any obligation in the amount of 10 million yen or more;

4.	Donations in the amount of 10 million yen or more;

5.	Waiver of rights in the amount of 10 million yen or more;

6.	Any other transactions in the amount of 100 million yen or more (such as purchase of goods or leases);

7.	Personnel matters of executives: in the case of payment of remuneration or bonuses for executives, estimated amounts of such remuneration or bonuses;

8.	Appropriation of retained earnings (limited to those distributed outside the relevant company, such as dividends); and

9.	Any other important matters equivalent to any of the above.

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